Exhibit 99.3

Transcript: Okay, Computer Podcast

Interview w/ Jukebox Co. CEO Scott Cohen

Sept. 27, 2023

Total Length of Interview: ~ 38 mins; Scott’s section begins at the 25 minutes and 25 seconds mark

TRANSCRIPT

<< Interview with Scott Cohen Begins >>

[DN] = Dan Nathan

[SC] = Scott Cohen

25:14 [DN]

Welcome back to OK Computer I am here with Scott Cohen he is the CEO at jukebox that is JKBX Scott welcome to the Pod nice to be here all right you are an intro from a friend of mine Named Sam hendel who is the founder of jukebox um and he is also the chairman there and and Sam and I have had the the benefit of getting to know each other over the course of the last year or so um he is a huge music fan but he’s also as an entrepreneur and a brilliant one at that and also um I would say just a a killer dude in finance also he has kind of married many of his professional loves and his personal loves into jukebox which is the company that you are the CEO of and he’s mentioned on many occasions when Scott is in town next you got to sit down and talk to him because his background is not traditional uh music executive sort of background but the things that you guys are doing over there is so unique um and it really has the potential to transform the music business in and of itself so again thanks for being here let’s let’s talk a little bit about your background we’ll talk about how you and Sam came to be a little bit because you have a really interesting career um that has obviously been inspired in different aspects by the music business but you have not been in the music business your whole career

26:36 [SC]

well I actually have been in my in the music business my whole career but not a musician right not a musician unless you count playing the trumpet in the third grade

[DN]

were you any good at it

[SC]

I was so bad at it but I was gonna have this at in this kind of I don’t know what you call it you know where the you you get in front of an assembly and yeah you play you know and I was in the band again third grade uh and so so don’t think you know Uber talented third grader like normal yeah greater um and and and I was practicing because I had a big solo the day before I’m practicing and my sister walks in the room and she smash is the front of the trumpet right into my lip and says shut the fuck up as I was practicing and she split my lip which as a trumpet player yeah I’m using that that trumpet player as if I was a trumpet player you know but uh I uh

[DN]

that ended your music career right there

[SC]

That ended my career

27:38 [DN]

I hope you reminded her on many occasions you know I mean that you had to become a music executive to stay close to the music industry

27:45 [SC]

this is the only way I’m back in because I didn’t have the talent or the lip

27:50 [DN]

all right so talk to me like how did you get into the business as an executive and how did you spend most your time over the last couple of decades

27:57 [SC]

well yeah it goes back to the the 90s probably it was 1995 out in office here in the city and I get a call one day from this guy his name was Richard Gottherer who’s now become one of my dear friends in long time business partners and and he calls up and he’s like he heard that I was managing some act and a friend of his from EMI records said he should work with them we should produce an album sell it you know sign them to Emi blah blah blah and he tells me look I I’m a I was a famous songwriter in the 60s I wrote songs like uh My Boyfriend’s Back do you know that song yeah but my boyfriend’s yeah yeah

[DN]

it’s like a doo-wop

[SC]

right . that was recorded by the Angels yeah and in 1963 and then he wrote a song called I want candy

28:45 [DN]

it was like a punk that was like that was like a bit of a

[SC]

later it was first done by the strange things it’s been recorded by tons of people Bow

28:50

[DN]

Wow Wow that’s what I was thinking about yeah

28:57 [SC]

and then and so so it was a song he was a producer he produced Blondie and the Go-Go’s all this stuff so he wants to produce this act and by the way and so I don’t know I’m just taking him out his word um there was no way to Google him because it hadn’t been invented yet the band failed we never got got them signed or anything but Richard said let’s start a record company together and I’m super excited start a record company with Richard Goddard because not only was he a songwriter and a producer he was the co-founder of sire records so if you don’t know sire Records think the Ramones The Pretenders the Talking Heads Madonna Like Superstars

[DN]

They owned the late 70s early 80s into into probably the early 90s

[SC]

yeah an amazing label so we start this record label together um and we get an office down in the Lower East Side and it becomes apparent very quickly that we are the two worst record Executives ever because I don’t know what Richard was thinking because I know what I was thinking that I’m going to work with this guy he’s way more experienced I was only 30 years old at the time he’s 25 years older than me he’s done all this amazing shit and then

30:01 it turns out that although he co-founded sire records he never ran the company he had no idea how to run a company so he thought I knew what I was doing and I didn’t know anything

[DN]

so he had access to the acts basically; he’s a good talker

[SC]

yeah yeah he’s more like a producer like all right and he is a fun guy to go out with great stories so the record label failed miserably I lost all my money but what it did was I had to rely on the new technology of the day I had an idea and that was to leverage the World Wide Web this is 1995. dial-up modems 28 8 not even 56k modems like super slow and what I did was to to get the record label going because we couldn’t get any marketing or promotion or sales um I’ve got a bunch of interns from NYU who came down to work for free by the way I’m totally against free interns now I’ve changed it’s a longer story

31:05 [DN]

I’m with you I think you pay your interns we’ve had plenty and we pay all our interns too because obviously I like just as an aside I just think that they need to like learn about incentives too and if you’re going to be a mentor to somebody you need to teach them how to like act and and how to be responsible and who is a responsible Mentor also so

31:18 [SC]

you should pay them because then what happens is only people of privilege can correct live in New York City and do a free internship because of who their parents are are and paying their rent but I didn’t know any of that I didn’t even know how to run a business let alone to pay an intern but we got them anyway and they were free and we had a whole bunch of computers we actually had 10 computers six phone lines wow and we again dial up modems and you we I’d have the interns go into AOL well message boards because remember the web was very different then there was no music being played no photos no videos all text based but you could see people talking about music and so when they would talk about music in a particular genre because they’d be talking about a band maybe band pages that was something similar to the artists on our label I’d have the intern click on the username and you could send them an email and they sent him an email like hey I see you’re talking about Nine Inch Nails well we have this goth industrial band on our label called godhead check them out 1995 we got a hundred percent response rate

[DN]

wow 100 makes sense I mean and then and then they would run down to Tower Records and they’d buy the album because somebody in the know who like like magically messaged them over something called the World Wide Web they must know if they’re looking

32:37 [SC]

yeah they were so excited because oftentimes it was the first time they ever received an email yeah an unsolicited email but it was their first one they were excited thank you blah blah blah and and because of this Richard and I it’s a long way to get to a point Richard and I had this idea and it wasn’t like a light bulb moment it wasn’t some great Epiphany it was over a couple of years of understanding what was happening in the web by leveraging that new technology to see okay this is going to change the world it’s going to transform things so people will not only be creating a digitally and consuming digitally this will be the primary way it’s going to happen so in 1997 we transformed our office on the Lower East Side which happened to be on 45 Orchard Street into a company called The Orchard which was the first digital Distribution Company of Music 1997. we envisioned a world where people would be going to Virtual stores and buying music and paying for music great idea I was so proud of myself with this idea except we were way too early yeah it was 1997. there was no stores I mean Napster which was illegal forget about Napster but that was June of 1999. iTunes wasn’t until April 2002 or ‘03. It was challenging being so early But ultimately the company became very big I stayed with them until 2019 we sold it to Sony in 2015 I stayed on when I left in 2019 it was doing a billion dollars a year in Revenue

[DN]

that’s crazy you know it’s interesting you talked about the technology of the time and you obviously um had a bit of a I don’t know if you use the term but Epiphany about what this technology could do for a you know a business that was very analog for the most part right and you know it’s funny my senior year in college was also 1995 and I took a class on the world wide web in in the spring right and and I had an assignment and we had to do something using the web to catalog something and you know what’s really interesting this is probably at the time where you know Jeff Bezos um you know decided to leave a hedge fund and start a company um doing e-commerce on the world wide web and he went and you’ve read all the stories he what he figured out what’s the most cataloged thing out there okay that he could put on there and because could list there and then people could come and transact and it was books right and then it went into CDs and it went into DVDs and the like at the time I actually had the same Epiphany as Jeff Bezos but I didn’t do anything with it so for my assignment I was a huge dead fan Grateful Dead okay and the fans there are obviously you know they’re always posting um the the concerts um and the setlist and they’re talking about them that sort of thing and all of a sudden they have this ability to do it on the world wide web and so I cataloged all the shows that I had seen over the last few years now that happened to be the final tour the summer of 1995 and I saw them open in Highgate Vermont in June of 1995 and then Jerry died sadly in early August but I had that Epiphany I did this thing on the web I could have become you know an internet billionaire and web 100 I did not do that by any means but really interesting also in 2011 Bob Weir came on cnbc’s Fast Money the show that I was on and a couple of us were big deadheads and we were talking about this new project that they were working on at the time Bob and he had a partner and it never really went anywhere but my comment to him on air was like you guys for all intents and purposes created one of the first social networks when you think about the network

[SC]

yeah forget about the underlying technology it was the network

36:24 [DN]

correct and that’s the thing it sounds like that you leveraged on back then or over the last couple of decades to kind of build this thing so talk to me a little bit like where you came 2019 you sell the company you go to Warner any epiphanies there

[SC]

yeah so so actually sold the company earlier left after a few years just because I was ready to retire I put in my notice and told him I was leaving um and I and I thought I was retiring and uh I didn’t instead um Max Lucado the CEO of Warner Music Group um convinced me to come on board and I became the chief Innovation officer for the Warner Music Group which was very interesting because if at the orchard it was taking nothing and building it into something huge and at Warner it’s taking something already huge and how do you navigate it into the future you know you can see out onto the Horizon but what’s Over the Horizon um I would so it was an amazing experience but if I’m being truly honest I would say it’s also my biggest career failure um working inside a large organization I don’t know I I maybe I you know it’s me you have to be the right

[DN]

it sucked all the energy entrepreneurial sort of like juices out of you a little bit

[SC]

I think that’s a good way to put I’m trying to say it in the nicest way yeah I prefer building things and the other at a large organization is about you have an idea you know what to do you know how to do it you know who’s going to do it you have a budget for it and you think you can start work oh no you can’t it’s spend the next year lobbying internally and getting everybody aligned and it’s just not the way I operate

37:59 [DN]

all right so let’s talk about jukebox that’s again JK BX let’s talk about Sam Handel how did you get you and Sam meet and then what was the pitch there because again it sounds like you went through this period where where you know amazingly entrepreneurial for a couple decades and successful at it and then have I’m sure you learned a a ton at Warner Music about maybe even things not to do it’d be like the whole idea is a CIO with the Innovation is like you know what’s next but they weren’t really probably ready to embrace you don’t mean how to break the mold a bit and so here you are you meet Sam and and what’s the pitch and and was it the Jukebox that exists we’re going to talk about that obviously

38:39 [SC]

well it’s funny it that wasn’t how it happened it happened that CAA has an executive recruiting arm for entertainment in sports and uh I got this call from from that team Danny berghoff runs the team and and they called me not because they wanted me they called me like you apparently know everyone and we’re looking for somebody that has entrepreneurial experience in the in the music business has built something from the ground up I’m like okay yeah and we’re looking for somebody that also understands large organizations and particularly in the music industry and how that works um if they have a tech background I’m thinking yeah and and blockchain I’m like yeah I’ll talk about blockchain all day long and then I’m like what is this gig that you’re looking for a recommendation and they said well let me sign and sign an NDA it’s not an NDA they told me a bit about the business and I’m like you know what I decided I’m not going to recommend anyone I want this gig and I have to then go back to my wife again and say remember how I said I was retiring from The Orchard and then I said I’ll just do this one gig at Warner retire uh I’m not ready to retire yet um because what we’re what we’re doing is transformation

40:01 [DN]

all right so let’s talk about it I mean so so was the plan that essentially when you met Sam and he laid out is it the plan that you are implementing now as a CEO and let’s describe what that is

40:07 [SC]

um on the highest level yeah I mean he had so so what Sam Handel had done was he and some other folks bought a large catalog of Music we’re talking very large I think they spent 1.1 billion dollars to acquire a catalog of Rights and then added to it and got the until it was I think they ultimately um had 1.7 billion dollars under management and he was looking for new ways to exploit it and he thought how how do we involve the people and fans in in this because when you look around you know you see all these catalog Acquisitions Justin Bieber sold his catalog for 200 million yeah and the thing is I’m not a Justin Bieber fan but I’ll tell you what if I had a chance to buy some of those rights I would have yeah but it was essentially one share yeah which equaled 200 million dollars um so the the idea is how do we let regular people invest in music alongside the big guys

41:08 [DN]

so so Sam you know obviously did this deal they own these rights and again you use the term exploit and you’re really trying to broaden it out and and basically say what are what are the different ways that we can basically monetize these rights to this you know to this catalog um what was it about letting and it’s not just fans it’s people who want to be opportunistic this is something that we learned a little bit about this kind of whole web free craze over the last few years that seemed to die out a little bit I mean when you financialize things that people have a connection to right sometimes you get animal spirits going and things start trading at levels that maybe aren’t warranted by you know like let’s say you know the fundamentals of the underlying if you will does that make sense a little bit and so I’m just curious like what was it um about you know Sam’s vision for this that really attracted you to the idea of let’s say whoever participating in these rights and it really these are fractional fractionalized ownership of music

42:10 [SC]

yeah I mean his vision of my vision are aligned but also different you know we approach it differently you know for me I saw this as adding a layer of Revenue to the music industry meaning technology and business have come before are typically disruptive and and and that you know uh CDs disrupted the cassette and downloads disrupted the the CD so iTunes took over from CD stores and then Spotify comes in and streaming disrupts the download market so I like what we’re doing because it doesn’t take away so for our business to work we have to have major labels independent labels DIY artists Spotify Apple music uh Amazon we have YouTube

[DN]

so it’s not cannibalizing anything

[SC]

nothing we’re creating a layer of value on top of the existing industry

43:08 [DN]

okay so is the value who’s it being accrued to by the rights holders like so for instance if you think about you know a lot of folks in the music industry went through a really difficult time as you know during the pandemic right when you think about

[SC]

I don’t know if I agree with that statement

43:19 [DN]

well and you and I you know can chat about that um probably until we’re blue in the face

[SC]

no no but but factually so Publishers and record labels their their business went up there was more music because there’s more consumption right

Touring went down

[DN]

Touring went down but if you talk to a lot of musicians I mean when they were earning the bulk of their income from touring for the most part right right and I don’t mean like the a-listers that are selling

[SC]

We’ll have to do a second podcast

43:44 [DN]

let’s definitely do that but I you know I I know one in particular who’s been on the podcast and was just saying is that like for instance they don’t make any money on their streaming but they have a very like they have a a rabid fan base that where their tickets will sell out to shows and they buy a lot of merch and all that sort of stuff and so like to me you know that maybe that’s purely um anecdotal but what I’m saying is like you know for you guys you own this catalog

[SC]

maybe we should back up because I don’t even think we explain what we do

[DN]

yeah let’s do that

44:14 [SC]

yeah so so so just very quickly so there’s there’s rights holders owners they own copyrights either publishing rights which means the compositions those people that wrote the songs or sound recordings those people that recorded the songs they’re often not the same people

[DN]

right um but most artists sell them pretty quickly that’s part of their deals for the most part right they go away

44:44 [SC]

not necessarily it’s that maybe they don’t they never own them to get a record deal right then the the record label owns those Master recordings um and they’ll do publishing deals around their their compositions uh and there’s reasons for it right and it’s all positive there’s nothing wrong with it um it is how the music industry Works um so we work with those large rights holders the ones that are buying these big catalogs that you hear about and what we do is we take portions of the income from songs so they keep the copyrights we just say let’s say a song makes a million dollars a year we say all right give us 10% of the song is a hundred grand a year and put some multiple on it 20x multiple or something and now it’s a two million dollar asset we then get that qualified at the SEC through an issuer and one what happens after that is we take those income streams and essentially convert them into regulated Securities that people can buy and sell so who benefits from that well first the rights holders because they’ve they’ve they’ve taken a piece of their catalog and brought let’s say 20x or 20 years income forward and that’s free cash flow that’s that’s a really nice thing who else benefits the the fan and the retail investor because now they can participate in that because then they get a dividend like yield from this and it’s also tradable we added another participant who wasn’t involved in the value chain which is the songwriters and the recording artists because they weren’t part of this like there’s no royalty to be

46:23 [DN]

and that’s where I was kind of getting at in a way because I you know like once they’ve sold away you know those kind of initial rights they were kind of like the record deals were kind of keeping them away from any of those other than just the royalties that come from from stream correct

46:37 [SC]

right right which is so so we created this um or we established this Creator program yeah where we have a pot of money and based on you know if people have music that’s that’s being sold on our platform that’s listed we will pay those creators even though we have no contractual obligation or no royalty obligation it’s the right thing to make sure songwriters and recording artists are rewarded and that just comes out of our our side we just created a large fund for that

[DN]]

yeah and so I when you think about then okay so so as Securities um and you’ve only been doing this for a short period of time so that would assume that there’s a secondary market for for these rights too right and so I’m just curious like have you guys seen and have you been able to have enough um time and data to see like you know like

[SC]

no no no no we have had no time to get enough data we we we launched on September 12th and we’re doing this in a way that’ll feel much like a traditional IPO where every song is its own IPO and so that means in the phase one it’s it’s you know testing the waters you know they’re going around like like a company would do their Road Show and build their book and say who’s in we do that initially and that’s the phase we’re in now the next phases are then the day of the the primary we go back you said you wanted so many shares are you still in um and then a secondary market after

48:04 [DN]

that it’s pretty fascinating so when you think about this and and um you know if you’re a fan and there’s limited ways that you can really engage with like you know like some act right you can um subscribe to a service and they’re getting fractions of a penny per listen right you can buy the vinyl directly from them and merch and that sort of thing you can obviously go to their shows and and that’s what I think there’s but but most fans actually don’t even get to do a lot of that stuff right so this gives you the opportunity to think about it as like if you love this band and you know that you and there’s a community of others right are going to continue to listen to this and they’re going to continue to kind of accrue value you can participate in that upside does that make sense

48:47 [SC]

yeah yeah I think I think there’s two ways that I think about it the first way is I was here in the city in in June I don’t live in New York anymore I live in London so I was here in the city in June and and I heard this guy speak and I wish I could give give his name and credit him but I don’t remember I don’t remember his job but he worked to the NFL yeah and he was pretty senior at the NFL and what he said was fans of football so not somebody that’s not a fan like yay I love the Jets you know get your heart cut out every year but yay I love the Jets or or or the Dolphins or the Patriots it doesn’t matter you’re a fan of football when the fan of football starts playing fantasy football their spend on Football goes up three to four x every year we’re thinking this isn’t Fantasyland this is real when people start investing in music will there spend on music go up as well again transformational uh that’s one, two is I think historically the music industry has not been great about monetization you know you you you sell the copyrights there’s some merch and some touring and then after that there are no more ideas and if I look at other Industries like I have this friend Geno who lives in the North of Italy um that’s why his name’s Gino yo Gino um and Gino was working in the cycling business so you know bicycles yeah um and he said the average cycling enthusiast spends three to five thousand Euros a year on cycling you know they get the gloves the helmet a new seat for their bicycle they get the spandex pants always a good look um and they spend three to five thousand a year then you you look at other things you know yoga like how much that somebody that’s passionate about yoga spend on yoga every year uh they get the math they go to the yoga classes of yoga or treat again with the spandex pants or you like skiing you don’t I’m not saying you love skiing you just like it and you go away skiing how much do you spend three thousand four thousand dollars for a week of skiing yeah now let’s say you’re a passionate music fan pay your Spotify subscription 120 bucks a year you go to a couple of gigs you get some merch a nice piece of vinyl uh uh you might struggle to spend 500 a year to get somebody to spend a thousand a year nearly impossible yet every other passion that people have they’ll spend thousands a year and so what I’m hoping is we can tap into this to say we just need to give people the opportunity to tap into their passions that they love and that happens to be music

51:34 [DN]

well it’s funny that you mentioned the fandom and that you use the NFL as an example because this is something that I say all the time I mean I’m a huge sports fan but I don’t go to that many NFL games anymore because in New York it’s really disappointing like like you just mentioned but here’s the deal you got a 50 50 chance it’s probably actually kind of skewed the opposite way when you go and pay 250 to go to MetLife Stadium and watch the Jets and then you spend you know a couple hundred dollars to get there and a couple hundred dollars on beer and food and this and that whatever there’s a really good likelihood that you’re going to leave there pissed off because they blew the game yes okay so think about that and I’ve been to hundreds of concerts in my life I just went to five in the last month and I spent thousands of dollars between tickets and travel and bring game and post game and all and I am grinning ear to ear so you walk with a band that you love or a festival that you love you walk out ninety percent of the time a very happy person and those to me are really different value propositions and it speaks to exactly what you’re talking about so if I say to myself I have the ability to participate in the um you know I I guess in the success of this band to be part of a community to help them make a living on it to actually cultivate an ecosystem that makes it better for other up and coming bands that did not exist until very recently so I think your point what you were saying about the music business and we should do another podcast is that yeah there was a time that Napster and somebody’s streaming service appeared to have broken it but technology being harnessed the right way really offers a much better ability to monetize fandom if you’re a band and as a fan to actually participate a bit more in in what’s being created as far as the art in the community

[SC]

a a hundred percent yeah yes

53:15 [DN]

should I be a Pitch guy for this thing

[SC]

yeah (laughter)

53:22 [DN]

but I’m also a markets guy Scott so so what you’re speaking to is something that seems really sophisticated you know we’ve seen it in in fractionalized art we’ve seen it in something and they’re not exactly the same you know

53:34 [SC]

it’s similar yeah except this is an asset that’s that’s way more liquid I mean a piece of art is great but you know you’re not selling it all day long it’s like every however many years what I would say about music as an asset class and this is again it’s not about artists but it’s about the songs so you’re not investing in an artist you’re investing in a song with a track record because we can see the earnings history of it right but when you think of music as an asset class for the retail investor it might be the first time they actually understand what they’re investing in like they might buy a tech stock they might buy something as big as Apple but do they actually understand what’s driving Apple’s business

[DN]

Well they listen to chamolis like me rather than listening to your band you don’t even know something like that no no I agree with

54:20 [SC]

but if I put a song one of them if I say here’s Halo written by Ryan Tedder but you know it because this was the song recorded by Beyonce you go oh I know that song and I and I have an instinct that says not only is this song big now but I bet you people will be listening to it 10 and 20 years from now when their High School reunion at their weddings it’ll be used in films in the future I know that song

54:53 [DN]

So how how will fans who want to participate you just said you just launched a couple weeks ago how will they participate in in buying these things where will they own these and and who house these rights if we just think back to a couple years ago in this nft craze a lot of the things made sense about the community about you know participating in the upside of these projects and stuff like that I’m not saying they needed to be blockchain based or anything like that and I had the view back then is like it’s one thing to love a piece of art and to love the community that you’re a part of but as soon as you financialize that it becomes a different thing right and to me he I’ve started in the in the business of markets in the late 90s and we saw the internet bubble inflate and it kept on going much further than most people thought but when it popped it overshot to the downside and I was fairly certain that was going to happen with a lot of web 3 projects and that sort of thing there wasn’t too many ways to short that but the flip side of what you’re doing right now these are financialized assets in in what they are because right I mean

55:50 [ SC]

yeah but so so two two things here that come to mind. First is what we’re doing will be fully regulated by the SEC and finra like let’s just leave it at that - these are securities and the way you buy and sell Securities is you know is is is is - I mean it’s trusted so so that’s very different than what came before. Second I’m a huge believer in the blockchain however anytime the general public is throwing around the lingo of a technology like coins and tokens and crypto wallets and the blockchain and nfts you know it’s immature yeah I mean you said Napster when back in the day of Napster in the early 2000s we knew the technology we talked about MP3s or apple use the AAC format for iTunes or there was WMA which was Microsoft format we talked about codex formats around music but today do you know what file format Spotify uses no apple music YouTube Tick Tock you have no clue music just plays yeah I’m a huge believer in the blockchain and we may we may use it as technology for our company that enables certain things to happen but I guarantee you you will never hear the words nft blockchain tokens coins look the technology is there to serve a larger purpose when you lead with it you know it’s immature

57:30 [DN]

all right so where if I wanna I wanna go look at your catalog I want to look at the offerings that you’re because obviously you’re going to have a very limited amount of offerings I’m assuming uh you know out of the gate and I want to buy you know like rights to these things where do I do it and where do I know that I hold it like you know what I’m saying because it’s like you know I have a Fidelity account I can see what stocks or funds and that I I hold and I and I also have a mark to Market you know what I mean so I’m just how are you guys thinking about all that I know that you have some pretty good models to follow here because again you just use the example of this being SEC and finra registered and we all know what to expect

58:09 [SC]

more than that I should have said this at the beginning but I’m going to say it now please don’t edit this out but I got this this kind of panic message from from our our chief legal officer a couple of days ago and he’s because he knew I was going to be on here and he he asked me read the description um uh and so nothing I’m about to say should be viewed as investment advice or an offer for solicitation of interest in any Securities offering and number two neither I nor jukebox that is the parent company the parent entity in our family of entities nor the Jukebox platform is offering or soliciting interest in any Securities offering

[DN]

just you know as a podcaster who talks markets we have a blanket um disclaimer like that about all guests in this and that

[SC]

because he’s freaking me out like no

58:53 [DN]

but listen it’s it’s fine we we have the disclaimer we’re not going to edit it out it’s good stuff so let’s talk about like like how somebody would access your platform how do they see what’s available how do they purchase

59:05 [SC]

so right now it’s in the testing of the waters phase so they go in and they they can Express their interest like they see us a a a a a share price they see previous years earnings so they can understand it they can we’ve calculated a trailing yield so they could understand if it was based on last year what would the yield be um and then they can express their interest like oh 17.50 a share I’ll take 10 shares

[DN]

and you create a book like you would like you said for an IPO

[SC]

and that is the phase we’re in now you can go there it’s it we’re called jukebox but spelled like a ticker symbol j k b x so it’s jkbx.com go there set up an account and reserve some shares if you so like but I would not advise you of which ones to reserve yeah it’s all non-binding in this stage and then you know soon I can’t you know I have to be so careful with my language about getting qualified by the SEC and we’re in and all of that but when all this happens then you’ll be able to to trade

[DN]

and you suspect early on there’ll be a combination of just kind of early tech adopters music fans uh folks looking to speculate on on stuff

1:00:19 [SC]

well yes and no I actually think music is a fairly stable asset class and an uncorrelated um to to the to the markets um because you know you get paid from music regardless so it doesn’t matter if

[DN]

it’s a kind of recession-proof a little bit yeah

1:00:36 [SC]

yeah um you know and the notion is if if if you know somebody’s getting paid when a song’s getting played it might as well be you yeah so we’re looking at the full spectrum so there’s definitely music fans that are crazy about artists and songs but on the other end there’s retail investors you know there’s 63 million uh individual investment accounts in this country and and it would be great if you know Fidelity customers and yeah Webull customers like from another end of the spectrum of investing have an opportunity to to buy in on this

[DN]

I suspect that happens when you think about how aggressive Fidelity has been integrating you know like blockchain based assets right you know like crypto assets in general um again this is something that there’s data behind you know all this like and if they’re SEC registered um it makes perfect sense to me I mean listen this is pretty fascinating stuff because again um like it’s technology that’s actually the unlock here for some degree and then it also has to be folks that are willing uh you know on a certain level like you know Sam and his Partners they bought this catalog you know what I mean they could have just sat on it and earned the the not passively earn the money but this really does create um a new stream and it creates this kind of connect action where fans have the ability to participate in for further upside but also get in early on some new artists I suspect it’s not just about the Legacy

1:02:00 [SC]

I will say in Phase One we’re focusing on songs within earnings history hit songs that you know I can see later on next year us experimenting and you know these they would then have a much higher risk profile you know what we’re saying is look this song you know was a number one song and this is how much it earns every year it’s very clear yeah

1:02:24 [DN]

and if someone does participate let’s say say this first if you want to call it the version of an initial sort of offering and the thing trades at a price and you own a piece of this where do you own it how do you know that you own it where does it exist

1:02:30 [SC]

well so so it’s either directly with us and you know

[DN]

you have a cusip or something like that as you would with a stock yeah

1:02:36 [SC]

Or if you’re coming through your own uh uh brokerage yeah let’s say a Fidelity or Webull then you’d keep it in that account yeah

1:02:47 [DN]

uh fascinating stuff Scott um this is amazing I hope you do come back I think that you and I would love to talk more about other aspects of the market again you’ve had this story career in the music business not a musician thanks to your sister um who who stunted that very early on but and also thanks to Sam Handel for making this introduction because this is fascinating to me from both a markets person and also somebody who’s interested in music and we’re gonna track this and it’s going to be fascinating to watch how this goes

1:03:18 [SC]

Well to me it’s it’s really interesting because there was music and and the intersection of technology which has always driven music and then there was fintech and then the intersection of music and and fintech I think is super interesting

[DN]

yeah well uh listen I hope you’ll come back this fascinating conversation thanks Scott Cohen the CEO of Jukebox

[SC]

thank you very much

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